VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of February 15, 2007, is entered into by and between NexCen Brands, Inc., a Delaware corporation (the “Company”), Haresh T. Tharani, solely in his capacity as Stockholders’ Representative on behalf of himself and Mahesh T. Tharani and Michael Groveman.

WHEREAS, the Company, Blass Acquisition Corp., a Delaware corporation (“Jeans”), Haresh T. Tharani, Mahesh T. Tharani and Michael Groveman (collectively, the “Stockholders”), Bill Blass Holding Co., Inc., a Delaware corporation (“Holding”), Bill Blass International LLC, a Delaware limited liability company, and Bill Blass Licensing Co., Inc., a New York corporation, have entered into that certain Stock Purchase Agreement, dated as of December 19, 2006 (the “Purchase Agreement”), pursuant to which the Stockholders have agreed to sell 100% of the issued and outstanding shares of capital stock of Holding to Jeans;

WHEREAS, pursuant to the terms of the Purchase Agreement, at the Closing, the Stockholders (1) will be issued shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) equal in number to the remainder of (x) the quotient obtained by dividing $15,540,000 by the Signing Date Reference Price less (y) the Stock Escrow Amount, (2) subject to the terms of the Purchase Agreement, will receive the Company Shares or cash, as provided for in the Purchase Agreement, representing the Stock Escrow Amount upon release thereof pursuant to the terms of that certain Escrow Agreement entered into by and among the Company, Jeans and the Stockholders, dated as of the date hereof, and (3) may following the Closing receive an additional number of Company Shares in accordance with Section 2.5 of the Purchase Agreement (all such Company Shares are referred to as the “Consideration Shares”); and

WHEREAS, on the terms and conditions set forth in the Purchase Agreement, the Stockholders desire and agree to be bound by the restrictions on transfer, and to vote all Company Shares issued to them pursuant to the terms of the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows (with all capitalized terms used and not otherwise defined herein having their respective meanings as set forth in the Purchase Agreement):

1. Agreement to Vote Shares; Irrevocable Proxy. Stockholders hereby appoint such person as the Board of Directors of the Company may designate from time to time (the “Proxy Holder”) to serve as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Consideration Shares (including any Company Shares included in the Escrow Amount) and any New Shares (as defined below). Stockholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. The proxy and power of attorney granted hereunder by Stockholders shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the matters contemplated hereunder. The power of attorney granted by Stockholders herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholders. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. All parties hereto acknowledge and agree that the Proxy Holder shall, and the Stockholders hereby irrevocably consents to, vote all Shares in favor of matters recommended or approved by the Board of Directors of the Company in respect of all matters for which stockholder approval is sought or required, provided, however, that each Shareholder has received no less than [5] days prior written notice of the matter to be voted upon.. Notwithstanding anything to the contrary, the provisions of this Section 1 shall not apply with respect to any Company Shares that have been validly Transferred (as hereinafter defined) by Stockholder (or its permitted transferees or successors in interest) to a third party in compliance with Section 4 hereof.

2. No Voting Trusts or Other Arrangements. Each Stockholder agrees that he or it, as applicable, will not, and will not permit any entity under his or its control to grant any proxies with respect to the Consideration Shares or subject any of the Consideration Shares to any arrangement with respect to the voting of the Consideration Shares other than this Agreement.

3. Stockholder Capacity. Notwithstanding anything to the contrary set forth herein, each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the holder of the Consideration Shares and New Shares (as defined below), as may become applicable, and nothing in this Agreement shall prevent such Stockholder from taking any action or omitting to take any action in such Stockholder’s capacity as an officer or employee of the Company or any of its subsidiaries, in either case as applicable or as may become applicable to such Stockholder.

4. Encumbrance.

(a) Each Stockholder represents and warrants that (i) the Consideration Shares are free and clear of all liens, claims, charges, security interests or other encumbrances, other than those that may be created by the Purchase Agreement, the Escrow Agreement and this Agreement, (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of such shares, and there are no voting trusts or voting agreements with respect to the such shares, other than this Agreement, (iii) Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder and (iv) this Agreement constitutes the legal, valid and binding obligation of Stockholder in accordance with its terms.

(b) New Shares. Stockholders agree that all Shares that Stockholders receive as a result of any stock splits, stock dividends or reclassifications of Consideration Shares (all such Shares collectively, “New Shares”), shall be subject to the terms of this Agreement to the same extent as if they constituted Consideration Shares as of the date hereof.

6. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. Notices. All notices hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission or on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company or the Proxy Holder:

1330 Avenue of the Americas
40th Floor
New York, NY 10019
Attention: Craig Hoffman
Fax: 212-208-4697

With a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
655 15th Street, N.W.
Washington, DC 20005
Attention: Andrew Herman, Esq.
Fax: 202-879-5200

If to Stockholders, to the address or telecopy number set forth for Stockholders on the signature page hereof.

9. Miscellaneous.

(a) This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Each party hereto agrees that any action, proceeding or claim it commences against any other party pursuant to this Agreement shall be brought in either the courts of the State of New York, sitting in New York County, or the courts of the United States for the Southern District of New York. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 8. Each party agrees that a final nonappealable judgment in any such suit, action or proceeding in such a court shall be conclusive and binding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY.

(c) In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written. The parties further agree to replace such invalid, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

(d) This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e) This Agreement shall terminate automatically upon the sale, transfer or other disposition of all Company Shares held by the Stockholders to persons or entities that are not Affiliates, in compliance with Section 4(b) hereof.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 9(g) shall be null and void.

(h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

NEXCEN BRANDS, INC., a Delaware corporation

By:	/s/ Robert W. D’ Loren
Name: Title:

/s/ Haresh T. Tharani
HARESH T. THARANI

/s/ Haresh T. Tharani
MAHESH T. THARANI

/s/ Michael Groveman
MICHAEL GROVEMAN